SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported
June 4, 2007
Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)
Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655 (Commission File Number)	23-1714256 (IRS Employer Identification Number)

County Line Industrial Park Southampton, Pennsylvania (Address of principal executive offices)	18966 (Zip Code)
Registrant’s telephone number, including area code (215) 355-9100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended February 23, 2007, in May 2003, the Company filed a certified claim with the Department of the Navy seeking costs totaling in excess of $5.0 million in connection with a contract for a submarine rescue decompression chamber project. This claim against the Navy has followed the process of claim notification, preparation, submittal, government audit and review by the contract officer. On July 22, 2004, the Navy’s contracting officer issued a final decision denying the claim in full. In July 2005, the Company converted this claim into a complaint, which the Company filed in the Court of Federal Claims. As of February 23, 2007, the Company had recorded $3.0 million in claims receivable for this claim.
     On June 4, 2007, the Department of the Navy filed a motion seeking permission to amend its Answer to add counterclaims pursuant to the anti-fraud provisions of the Contract Disputes Act, the False Claims Act, and the forfeiture statute. If permitted to amend, the Department of the Navy will be seeking the forfeiture of the Company’s claim and damages in excess of $8 million.
     The Company is reviewing the motion and determining its response. As previously disclosed, the Company intends to vigorously litigate this case but cannot predict the outcome of this matter. However, an unfavorable result could have a material adverse effect on the Company’s financial position.
     The case is currently scheduled for trial in July 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION Registrant
Date: June 8, 2007	By	/s/ Duane D. Deaner
Duane D. Deaner
Chief Financial Officer

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